                              PURCHASE AGREEMENT                        Ex. 2-1

         THIS PURCHASE AGREEMENT (this "AGREEMENT") is entered into, by and among Diversified Corporate Resources, Inc., a Texas corporation ("DCRI"), Datatek Consulting Group Corporation, a Texas corporation ("Buyer"), Julia L. Wesley, an individual ("Wesley"), Michael P. Connolly, an individual ("Connolly") (Wesley and Connolly are sometimes individually referred to herein as the "Shareholder" and are sometimes collectively referred herein to as the "Shareholders"), and Datatek Corporation, a Delaware corporation ("Seller").

         WHEREAS, Shareholders own all of the issued and outstanding shares of capital stock of Seller; and

         WHEREAS, Seller is engaged in the business of providing staffing services; and

         WHEREAS, the staffing services business of Seller (the "Business") will be operated as a separate subsidiary or division of Buyer (such future operations are herein referred to as the "Seller's Operations"); and

         WHEREAS, DCRI is engaged in the business of providing staffing services; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions hereinafter set forth, substantially all of the assets of Seller (the "TRANSACTION"); and

         WHEREAS, DCRI has agreed to guarantee all obligations of Buyer hereunder; and

         WHEREAS, the Shareholders have agreed to guarantee all obligations of Seller and to indemnify DCRI and Buyer as herein provided.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, DCRI, Buyer, Shareholders and Seller hereby agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

         2.1 AGREEMENT TO PURCHASE AND SELL. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, free and clear of all liens, claims and encumbrances, and Buyer agrees to purchase and assume from Seller (a) the assets and properties of Seller described in SECTION 1.2 (all such assets and properties being herein collectively referred to as the "ASSETS" and individually referred to as an "ASSET"), and (b) the Assumed Liabilities (as defined in
SECTION 2.1). The Assets shall not include the Excluded Assets (as defined in
SECTION 1.3).



                                       1.

         2.2 ASSETS TO BE CONVEYED. Subject to SECTION 1.3, the Assets shall consist of all assets owned by Seller as of the Closing (as defined below) and used in connection with the Business and that are below described:

                  (a) REAL PROPERTY LEASES. The real estate leasehold interests of Seller (collectively, the "LEASED PROPERTIES"), copies of which leases are attached hereto as SCHEDULE 1.2(a) (the "REAL PROPERTY LEASES").

                  (b) EQUIPMENT. All of Seller's furniture, fixtures, equipment, machinery, apparatus, appliances, vehicles, implements and all other tangible personal property of every kind and description (the "EQUIPMENT"), including without limitation, the assets listed in SCHEDULE 1.2(b).

                  (c) ASSUMED CONTRACTS. All right, title and interest of Seller in, to and under the contracts and agreements described on SCHEDULE 1.2(c) attached hereto (the "ASSUMED CONTRACTS") and all of Seller's rights (including rights of refund and offset), privileges, claims, causes of action and options relating or pertaining to the Assumed Contracts or any thereof.

                  (d) PERMITS. To the extent transferable, all right, title and interest of Seller in, to and under all permits and licenses relating to the Business or all or any of the Assets.

                  (e) BOOKS AND RECORDS. Except as otherwise provided in
Section 1.3 of this Agreement, all of Seller's books, records, papers and instruments of whatever nature and wherever located, whether stored in or readable or accessible by computer or otherwise, relating to the Business and the Assets, including, without limitation, accounting and financial records, sales records, customer data, supplier data, sales literature and other sales aids, salary records, contract forms, technical data, graphic materials, pricing and information manuals and customer files.

                  (f) PREPAID EXPENSES. All right, title and interest of Seller in and to all prepaid rentals and other prepaid expenses, bonds, deposits and financial assurance requirements relating to any of the Assets or the Business.

                  (g) INSURANCE PROCEEDS. All insurance proceeds and insurance claims of Seller relating to all or any part of the Assets or the Business.

                  (h) WARRANTY RIGHTS. The benefit of and the right to enforce the covenants and warranties, if any, that Seller is entitled to enforce with respect to the Assets.

                  (i) COMPUTER PROGRAMS. All of Seller's rights, if any, in computer programs and computer software, along with license rights pertaining thereto, to the extent relating or pertaining to the Business and or the Assets.

                  (j) NAME. All of Seller's right, title and interest in and to its trade name "Datatek Consulting Group", all names derived from or bearing a resemblance thereto; and all related



                                       2.

logos and trade names including, without limitation, all of Seller's corporate, copyright, trademark and service mark rights and interests in such names, logos and trade names, and goodwill associated therewith.

                  (k) INTANGIBLE ASSETS. All customer lists, patents, trademarks, trade names, service marks, copyrights, processes, formulas, trade secrets, proprietary and technical information, know-how, other trade rights and other intangible assets, together with all rights to, and applications, licenses and franchises for, any of the foregoing, relating to the Business, including, but not limited to, those listed in SCHEDULE 1.2(k).

                  (l) OTHER INTANGIBLES. All right, title and interest of Seller in, to and under all rights, privileges, claims, causes of action and options relating or pertaining to the Business and the Assets.

                  (m) ACCOUNTS RECEIVABLE AND WORK IN PROGRESS. All of Seller's accounts receivable from customers and others, whether or not previously billed to the customer; to the extent that an account receivable has not been billed to a customer, determination of the amount of such account receivable shall be based upon industry standard practices utilized by the Company including the following: (i) the fee, commission or other item of income involved must have been earned as of the Closing Date (as herein defined), and (ii) such fee, commission or other item of income involved must be reduced by the amount of payroll, fees or commissions which will ultimately be payable with respect to the item(s) involved.

                  (n) CASH. All of Seller's cash on hand and in its bank accounts, marketable securities, cash equivalents and short-term investments.

                  (o) MISCELLANEOUS. All other assets owned by Seller and used in connection with the Business, other than Excluded Assets, including but not limited to all of Seller's telephone and facsimile numbers.

         2.3 ASSETS NOT TO BE CONVEYED. Notwithstanding anything to the contrary contained herein, the Assets shall not include (and the following shall be retained by or transferred to the Shareholders): (a) if and to the extent Seller's net working capital (which is hereby defined to be the current assets of Seller less the current and other monetary obligations of Seller) exceeds $750,000.00 (the "Minimum Working Capital") on the Closing Date (as herein defined), the Shareholders shall be entitled to receive cash equal to the amount of net working capital (as defined) in excess of the Minimum Working Capital; such amount is to be paid pursuant to Section 2.1(c) of this Agreement, (b) all claims of Seller for refunds of any income taxes (whether federal, state, local, foreign or other) applicable to periods prior to the and Closing Date (as herein defined), (c) any rights accruing as a result of, or any proceeds paid or payable in accordance with, this Agreement, (d) the stock ledger and corporate minute books (and related documents) of Seller, (e) Seller's general books of account that constitute Seller's permanent accounting or tax records, and (f) Seller's books and records related to Seller's qualified retirement plans and welfare benefit plans (collectively, the "EXCLUDED ASSETS").



                                       3.

         2.4 NON-ASSIGNABLE CONTRACTS. With respect to each and every contract or agreement to which Seller is a party and which by its terms or by virtue of its subject matter is not assignable without the consent of a third party (collectively, the "Non-Assignable Contracts"), Seller and the Shareholders will use their best efforts to obtain any written consents necessary to convey to Buyer the benefit of the Non-Assignable Contracts.

                                   ARTICLE 2

                                PURCHASE PRICE

         2.1 PURCHASE PRICE.

                  (a) The purchase price (the "PURCHASE PRICE") for the Assets shall be an amount equal to the sum of the items set forth in this
Section 2.1 of this Agreement. Subject to the conditions herein set forth, the Purchase Price is anticipated to the greater of $5,400,000.00 or six (6) times EBITDA (as herein defined) of Seller, for the twelve (12) month period of time determined as below provided (EBITDA of Seller for the twelve (12) month period of time applicable, as below provided, is herein referred to as "Seller's 1999 EBITDA"). The twelve (12) month period of time which shall be applicable with respect to Seller's 1999 EBITDA shall be either the twelve
(12) months from July 1, 1998 until June 30, 1999, or the twelve (12) months from January 1, 1999 until December 31, 1999, with the period to be applicable being the period of time in which the EBITDA (as herein defined) of Seller is the highest amount. In other words, if Seller's EBITDA is $1,000,000.00 for the twelve (12) months from January 1, 1999 to December 31, 1999, and if Seller's EBITDA is less than $1,000,000.00 during the twelve
(12) months from July 1, 1998 to June 30, 1999, Seller's 1999 EBITDA shall be $1,000,000.00.

                  (b) Payment to Seller of the Purchase Price shall be as follows:

                           1. A payment at the Closing of $3,000,000.00 to be
made by wire transfer of funds to a bank account designated by Seller

                           2. Four (4) installment payments, on January 1 of
each of the years 2001, 2002, 2003 and 2004, each in the amount of one-fourth (1/4th) of the following: thirty-five percent (35%) of the amount equal to the greater of $5,400,000.00 or six (6) times Seller's 1999 EBITDA less $3,450,000, and less any amount paid to Seller pursuant to Section 2.1(g) of this Agreement Example: if Seller's 1999 EBITDA is $1,000,000.00 and $300,000.00 is paid to Seller pursuant to Section 2.1(g) of this Agreement, each of the four installments will be in the amount of $196,875.00 determined as follows: 6 x $1,000,000.00 = $6,000,000.00 minus $3,450,000.00 minus
$300,000.00 = $2,250,000.00 x 35% = $787,500.00 DIVIDED BY 4 = $196,875.00.

                           3. Contingent payments payable annually on or
before April 15 of the years 2001, 2002, 2003 2004 and 2005, each in an amount equal to twenty-five percent (25%) of the Increased Profits (as below defined).



                                       4.

                           4. 75,000 shares (the "DCRI Stock") of Common
Stock, $.10 par value, of DCRI (the "Common Stock").

                           5. The payment by Buyer certain liabilities of
Seller (the "Assumed Liabilities") which are those liabilities and obligations of Seller listed on SCHEDULES 1.2(c) AND 2.1(b)(5) and those liabilities and obligations of Seller as set forth in Section 11.1 of this Agreement.

                           6. The amount, if any, due to Seller pursuant to
Section 2.1(g) of this Agreement.

                  (c) Although not part of the Purchase Price, on or before sixty (60) days after the Closing Date (as herein defined), Buyer shall deliver to Seller the amount payable to Seller pursuant to Section 1.3(a) of this Agreement. If there is a dispute as to some but not all of the amount payable to pursuant to Section 1.3(a) of this Agreement, Buyer shall deliver to Seller all amounts not in dispute within the required sixty (60)day time period, and shall deliver to Seller the remaining amounts, if any, from time-to-time after resolution of the disputes within ten (10) days after each dispute is resolved.

                  (d) For purposes of this Agreement, Increased Profits shall mean the after-tax profits of the Seller's Operations, for the calendar year involved, reduced by the after-tax profits of the Business in calendar year 1999 ("Seller's 1999 Profits") as herein defined; with respect to the contingent payment to be made April 15, 2001 (pursuant to Section 2.1(a)(iii) of this Agreement), Increased Profits shall be the after-tax profits of the Business (for the portion of the year from January 1, 2000 to the Closing Date, as defined) and Seller's Operations (for the portion of the year from the Closing Date, as defined, until December 31, 2000) for the calendar year 2000 decreased by the Seller's 1999 Profits. For purposes of determining the amount of Increased Profits and after-tax profits of the Business and of Seller's Operations, if any, the following is applicable: (i) after-tax profits of Seller's Operations shall be calculated based upon the assumption, for tax computation purposes, that the Company is not part of a consolidated group but rather that the taxes applicable to Seller's Operations will be determined by using the federal tax rate payable by DCRI with respect to year involved, and by using a blended state rate based upon tax rates of the states in



                                       5.

which the Seller's Operations operates and the revenues generated by Seller's Operations in each such state during the year involved, (ii) if Seller's 1999 EBITDA is $900,000.00 or more, the amount of after-tax profits of the Business for calendar year 1999 shall be the amount of after-tax profits of Seller for 1999, as reflected in the audited financial statements of Seller pursuant to an audit to be performed subsequent to the Closing Date, (iii) if Seller's 1999 EBITDA is less than $900,000.00, the amount of after-tax profits of the Business for calendar year 1999 shall be based upon $900,000.00 being Seller's 1999 EBITDA, (iv) the amount of after-tax profits of the Business and Seller's Operations for the year 2000 shall be calculated by disregarding the amount of losses, if any, directly related to operations of Seller in the state of Idaho during the first quarter of 2000 (January 1, 2000 thru March 31, 2000), and disregarding the amount of expense related to two (2) automobiles to be transferred to the Shareholders, and (v) except for the exception provided herein related to the state of Idaho operations during the first quarter of 2000, the amount of after-tax profits of the Business and Seller's Operations for the years subsequent to 1999 shall be calculated each year (A) pursuant to generally accepted accounting principles consistently applied, (B) without an expense deduction being taken for amortization of the Purchase Price paid or payable to Seller, and (C) with an expense deduction being taken for a normal intercompany, affiliate and overhead allocation of DCRI being applied only to the increased revenues of Seller's Operations for the year involved as compared to the revenues of Seller for the calendar year 1999, in an amount no greater than 3% per year; such allocation will include all of the corporate and management fees and other charges of DCRI. For 2000, such overhead allocation shall not be applied to the revenues generated by the Business.

                  (e) Notwithstanding the foregoing, full payment of the contingent payment payable to Seller on or before April 15, 2005 (the "Year 2005 Payment") is further contingent upon both of the Shareholders being an employee of DCRI, or a subsidiary of DCRI, at December 31, 2004. If both of the Shareholders are employed by DCRI, or a subsidiary of DCRI, during any part of 2004, but both of the Shareholders are not so employed at December 31, 2004, a pro rata portion of the Year 2005 Payment will be payable to Seller (example: if one of the Shareholders is employed by DCRI, or a subsidiary of DCRI, for only six (6) months of calendar year 2004, and one of the Shareholders is not so employed subsequent to December 31, 2003, only one-quarter of the Year 2005 Payment is payable to Seller. If both of the Shareholders are employed by DCRI, or a subsidiary of DCRI, on June 30, 2004, but neither are so employed subsequent to such date, one-half of the Year 2005 Payment is payable to Seller).

                  (f) For purposes of this Agreement, EBITDA shall mean earnings before interest, taxes, depreciation and amortization as determined by DCRI in accordance with generally accepted accounting principles as consistently applied. For purposes of calculating Seller's EBITDA, such calculation shall exclude (i) the revenues and profits from any business operations other than those of Seller unless and to the extent that DCRI and Shareholders mutually agree in writing that the revenues and profits from any other business operations are to be included in determining EBITDA, and (ii) any corporate overhead allocation from DCRI.

                  (g) In the event that Seller's 1999 EBITDA is determined to be in excess of $900,000.00, and if fifty-five percent (55%) of an amount equal to six (6) times Seller's 1999



                                       6.

In the event that Seller's 1999 EBITDA is determined to be in excess of $900,000.00, and if fifty-five percent (55%) of an amount equal to six (6) times Seller's 1999 EBITDA exceeds $3,000,000.00, Buyer shall pay to Seller, on or before April 15, 2000, an amount determined by subtracting $3,000,000.00 from the amount which is equal to fifty-five percent (55%) of an amount determined by multiplying Seller's 1999 EBITDA by six (6). If Seller's1999 EBITDA is $1,000,000.00, the amount payable to Seller pursuant hereto is $300,000.00 determined as follows:

        $1,000,000 x 6 = $6,000,000 x 55% = $3,300,000 - $3,000,000 = $300,000.

         2.2 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in the manner set forth in SCHEDULE 2.2; provided that part of the Purchase Price shall be allocated in the manner set forth in
SCHEDULE 2.2 to Shareholders as compensation paid to such individuals in consideration of their respective covenants regarding noncompetition. The parties agree (a) that the Transaction may be treated by Buyer as a purchase of the Assets pursuant to Section 338 of the Internal Revenue Code of 1986, as amended (the "CODE"), (b) Shareholders and Seller agree to make the Code
Section 338 (h)(10) election, and (c) the parties hereto agree (i) to comply with all of the requirements of Section 1060 of the Code, and (ii) that, without the consent of all parties, no party will make any representation to any other party as to the allocation of the Purchase Price to the Assets set forth in SCHEDULE 2.2 that is at variance with the allocation set forth on such schedule or take any position on their income tax returns or any other document that is inconsistent with such allocation.

                                   ARTICLE 3

                                    CLOSING

         14.2 TIME AND PLACE OF CLOSING. The sale and purchase of the Assets pursuant to this Agreement (the "CLOSING") shall take place on March 6, 2000, at the offices of Seller, located in Phoenix, Arizona, or at such other time and place as the parties may agree; but in no event later than March 31, 2000. The date of Closing is referred to in this Agreement as the "CLOSING DATE." The parties agree that time is of the essence with respect to the foregoing and all other time periods set forth herein.

         14.3 ACTIONS TO BE TAKEN AT CLOSING BY SELLER. At the Closing and subject to the terms and conditions hereof, Seller agrees to take the following actions, all of which shall constitute conditions precedent to the obligations of Buyer and DCRI to close hereunder:

                  14.3.1   Execute and deliver to Buyer the following:

                           14.3.1.1 Bills of sale or assignments executed by
Seller conveying to Buyer all of the Assets (the "BILLS OF SALE").



                                       7.

                           14.3.1.2 A lease assignment and assumption (each a
"LEASE ASSIGNMENT" and collectively the "LEASE ASSIGNMENTS"), in form and substance acceptable to Buyer, that transfers, assigns and conveys to Buyer all of Seller's estates, rights, titles and interests in, to and under each of the Real Property Leases.

                           14.3.1.3 An assignment and assumption agreement
respecting all of the Assets and Assumed Liabilities in the form of SCHEDULE 3.2(a)(3) hereto (the "ASSUMPTION AGREEMENT").

                           14.3.1.4 Such other agreements, documents and/or
instruments, including such specific assignments, bills of sale and other instruments of conveyance and transfer, in form and substance acceptable to Buyer, to vest in Buyer title thereto free and clear of all liens, claims and encumbrances.

                  14.3.2   Deliver to Buyer the following:

                           14.3.2.1 Certificate of the Secretary of the State
of Delaware, dated as of a recent date, duly certifying as to the existence and good standing of Seller as a corporation under the laws of the State of Delaware.

                           14.3.2.2 Written instruments evidencing all
consents necessary to consummate the transaction contemplated hereby, including, without limitation, consents necessary to transfer the Assumed Contracts, to the extent such instruments have been received by Seller prior to the Closing.

                           14.3.2.3 Written consents to assignments, estoppel
certificates and subordination, nondisturbance and attornment agreements from the lessor with respect to each Leasehold Interest being assigned to Buyer by Seller hereunder and each mortgagee that possesses a mortgage on the real estate, or any part thereof, that is subject to such Leasehold Interest.

                           14.3.2.4 All documentation reasonably required by
Buyer to effect the change by Seller of its corporate name to a new name bearing no resemblance to its present corporate name.

                           14.3.2.5 Certificates duly executed by the
Secretary or Assistant Secretary of Seller pursuant to which such officer shall certify (i) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the Transaction and this Agreement and to execute and deliver the other agreements and documents contemplated hereby on behalf of Seller, and (ii) that the copy of the Articles of Incorporation and Bylaws of



                                       8.

Seller attached to such certificate are true and correct and such Articles of Incorporation and Bylaws have not been amended except as reflected in such copy.

                           14.3.2.6 Original copies of all Assumed Contracts
and all amendments, supplements or modifications thereto.

                           14.3.2.7 All of Seller's books and records
constituting a part of the Assets.

                           14.3.2.8 The certificates of Shareholders referred
to in SECTION 9.1 and SECTION 9.2.

                           14.3.2.9 Possession or constructive possession of
the Assets and access to and keys for any properties related to the Business.

                           14.3.2.10 Such documents necessary to release the
Assets from those liens, claims and encumbrances, which the parties agree are to be released; such documents shall be in form and substance satisfactory to Buyer and to Buyer's counsel.

                           14.3.2.11 UCC-3 Termination Statements with
respect to all recorded UCC-1 Financing Statements affecting the Assets.

                           14.3.2.12 The legal opinion referred to in SECTION
9.5.

                           14.3.2.13 Cause each of the Shareholders to enter
into a Lock-Up Agreement with DCRI (the "LOCK-UP LETTER AGREEMENT") with respect to the shares of DCRI Stock received by Seller pursuant to SECTION 2.1(a)(iv) and distributed to the Shareholders, substantially in the form of
SCHEDULE 3.2(b)(13).

                           14.3.2.14 Cause Wesley to enter into an employment
agreement with Buyer (the "WESLEY EMPLOYMENT AGREEMENT"), substantially in the form of SCHEDULE 3.2(b)(14) hereto.

                           14.3.2.15 Cause Connolly to enter into an
employment agreement with Buyer (the "CONNOLLY EMPLOYMENT AGREEMENT"), substantially in the form of SCHEDULE 3.2(b)(15) hereto.

                           14.3.2.16 Cause Seller and each of the
Shareholders to execute and deliver to DCRI an investment letter (the "Investment Letter") substantially in the form of Schedule 3.2(b)(16) hereto.

                           14.3.2.17 A document pursuant to SECTION 9.10 of
this Agreement.



                                       9.

                           14.3.2.18 All other documents required to be
executed and delivered by Seller pursuant to this Agreement.

                  14.3.3 Perform all other obligations required to be performed at Closing by Seller pursuant to this Agreement.

         14.4 ACTIONS TO BE TAKEN AT CLOSING BY THE SHAREHOLDERS. At the Closing, subject to the terms and conditions hereof, each Shareholder shall take the following actions, all of which shall constitute conditions precedent to the obligations of Buyer and DCRI to close hereunder:

                  14.4.1 Execute and deliver to DCRI the Lock-Up Letter
Agreement.

                  14.4.2 In the case of Wesley only, execute and deliver to Buyer the Wesley Employment Agreement;

                  14.4.3 In the case of Connolly only, execute and deliver to Buyer the Connolly Employment Agreement;

                  14.4.4 To the extent shares of DCRI Stock are to be issued to any of the Shareholders, each of the Shareholders shall execute and deliver to DCRI an investment letter substantially in the form of SCHEDULE 3.2(b)(16).

         14.5 ACTIONS TO BE TAKEN AT CLOSING BY BUYER. At the Closing, subject to the terms and conditions hereof, DCRI or Buyer shall take the following actions, all of which shall constitute conditions precedent to the obligations of Seller and each Shareholder to close hereunder:

                  14.5.1 Execute and deliver to Seller and Shareholders the following:

                           14.5.1.1 The Lease Assignments.

                           14.5.1.2 The Assumption Agreement.

                           14.5.1.3 A certificate duly executed by the
Secretary or Assistant Secretary of each of DCRI and Buyer pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of DCRI and Buyer of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby, and (ii) the incumbency and true signatures of those officers of DCRI and Buyer duly authorized to act on their respective behalf, in connection with the Transaction and this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby on behalf of DCRI and Buyer.



                                       10.

                           14.5.1.4 Stock certificates evidencing the shares
of DCRI Stock to be issued pursuant to SECTION 2.1(a)(iv) registered in the names and denominations requested by Seller at least ten (10) days prior to the Closing Date.

                           14.5.1.5 The certificate of Buyer referred to in
SECTION 10.1 and SECTION 10.2.

                           14.5.1.6 The legal opinion referred to in SECTION
10.4.

                           14.5.1.7 The Wesley Employment Agreement.

                           14.5.1.8 The Connolly Employment Agreement.

                           14.5.1.9 All other documents required to be
executed and delivered by DCRI or Buyer pursuant to this Agreement.

                  14.5.2 Payment, in the form of readily available funds, of the amount required to be paid to Seller pursuant to Section 2.1(b)(1) of this Agreement.

                  14.5.3 Perform all other obligations required to be performed at Closing by DCRI or Buyer pursuant to this Agreement.

         14.6 EFFECTIVE DATE. Upon the Closing of the transactions contemplated herein, the exchange and transfer of the Assets and the assumption of the Assumed Liabilities shall be deemed to have occurred and shall be effective for accounting and tax purposes as of 12:01 a.m. on March 6, 2000 (the "EFFECTIVE DATE"); provided that this provision is not intended to modify any of the representations, warranties, covenants or undertakings given by any party hereto which relate to the Closing Date.

         14.7 SCHEDULES. Each of the parties hereto acknowledge that (a) one or more of the schedules to be attached to this Agreement (collectively referred to as the "Schedules") have not been completed at the time of execution of this Agreement, (b) each of the parties shall use their best efforts to complete all of the Schedules and to satisfy any of the objections thereto of any party to this Agreement.

         14.8 AUDIT. Subsequent to the Closing Date, (a) Seller and the Shareholders shall allow the auditing firm designated by Buyer to perform an audit of the financial statements of Seller for the year 1999, and (b) Buyer and DCRI shall authorize the audit of such financial statements by a firm of independent public accountants. The cost of such audit shall be the responsibility of Buyer.



                                       11.

                                   ARTICLE 4

                        PERSONNEL AND EMPLOYEE BENEFITS

         14.2 PERSONNEL. After the Closing, Buyer (or a subsidiary of Buyer or DCRI) shall employ, on a temporary or permanent basis, all or certain of the employees of Seller (collectively, the "EMPLOYEES"). Shareholders shall encourage the Employees to become an employee of Buyer (or a subsidiary of Buyer or DCRI).

         14.3 EMPLOYEE BENEFITS. Buyer expressly is not required to maintain any other employee benefit plan, contract, practice, program, policy or arrangement of any kind of Seller, including, without limitation, any stock option, bonus, compensation, retirement, profit sharing, vacation, medical, disability benefit, life insurance or severance pay plan, contract, practice, program, policy or arrangement and shall have no liability whatsoever under any such employee benefit plan, contract, practice, program, policy or arrangement. It is contemplated that those employees who continue to be employees of Buyer (or a subsidiary of Buyer or DCRI) shall be allowed to participate in the 401(k) Plan of DCRI, and to roll into such plan the contributions previously made by such employees to the 401 (k) Plan of Seller.

         Notwithstanding the foregoing, Buyer agrees to (a) assume responsibility for the accrued vacation time of all employees of Seller other than the Shareholders, which is set forth in SCHEDULE 4.2(a) to this Agreement, and (b) continue in place, until at least January 1, 2001, the group health plan of Seller which is described in SCHEDULE 4.2(b) to this Agreement unless (i) Buyer is able to provide comparable alternative coverage at a cost which is less on an overall basis than the cost of Seller's insurance coverage, (ii) the parties agree to the contrary in writing, or
(iii) the cost of coverage to the employees is not greater than the cost of coverage under Seller's existing plan. All bonus compensation payable by Buyer to Wesley and Connolly, are as set forth in the Wesley Employment Agreement and the Connolly Employment, respectively.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

         Seller and each Shareholder, jointly and severally, represent and warrant to DCRI and Buyer as follows:

         14.2 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         14.3 AUTHORITY. Seller has full power and authority to own and lease its Assets, to conduct the Business as it is now being conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby, and to carry out the terms and obligations



                                       12.

hereof and thereof. Seller have taken all action necessary to authorize the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby.

         14.4 EXECUTION AND DELIVERY. This Agreement has been, and the other agreements and documents contemplated hereby to be executed by Seller and/or the Shareholders have been, or at Closing will be, duly executed by Seller and the Shareholders, and each constitutes the valid and binding obligations of Seller and the Shareholders, enforceable in accordance with their respective terms and conditions.

         14.5 CAPITALIZATION. The Shareholders own all of the issued and outstanding capital stock of Seller, free and clear of all liens, claims, encumbrances, equities and proxies. Each outstanding share of capital stock of Seller has been legally and validly issued and is fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of Seller. No shares of capital stock of Seller are owned by Seller in treasury or otherwise have been issued or disposed of in violation of the preemptive rights of any of the Shareholders. SCHEDULE 5.4 reflects the ownership by the Shareholders of the capital stock of Seller.

         14.6 CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of Seller that have been delivered to DCRI are true, correct and complete copies thereof. The minute books of Seller, copies of which have been delivered to DCRI, contain accurate minutes of all meetings of, and accurate consents to all actions taken without a meeting by, the Boards of Directors (and any committees thereof) and the stockholders of Seller since the incorporation of Seller.

         14.7 COMPLIANCE WITH LAWS, PERMITS AND INSTRUMENTS. To the knowledge of Seller and the Shareholders, neither Shareholders nor Seller are in violation of or default under, and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Shareholders and Seller will not violate or be in conflict with or result in the creation or imposition of any lien, charge or encumbrance under (a) any material provision of any Assumed Contract or any other contract or agreement to which Shareholders or Seller is a party or by which any of the Assets are bound, (b) any provision of the charter or Bylaws of Seller, (c) any federal, state, foreign or local law, statute, regulation or ordinance applicable to the Business or any of the Assets, (d) any provision of the permits or licenses affecting or relating to the Assets or the Business, or (e) any of the software license agreements which Seller has with any third party providers. To the knowledge of Seller and the Shareholders, (i) Seller is in compliance in all material respects with all federal, state or local laws, statutes, regulations or ordinances governing or applicable to the Business or the Assets, and (ii) none of the contracts or agreements awarded to Seller require, as a condition to such contract or agreements, that Seller be a minority owned entity.



                                       13.

         14.8 CONSENTS. Except for the consents specified in SCHEDULE 5.7 hereto (all of which have been obtained or will have been obtained prior to Closing), no approval, consent, authorization or action of or filing with any governmental body or other third party is required on the part of Seller and the Shareholders in connection with (a) the execution, delivery or performance by Seller and the Shareholders of this Agreement or the other agreements and documents contemplated hereby, or (b) the consummation by Seller and the Shareholders of the Transaction.

         14.9 ASSETS; TITLE TO ASSETS; LIENS. Except for the Excluded Assets described in SECTION 1.3, the Assets described SECTION 1.2 hereof are the only assets, properties, rights and interests used by the Seller in connection with the Business. The Assets constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by Seller prior to the Closing Date. Except with respect to the Excluded Assets described in SECTION 1.3, no officer, director, shareholder or employee of Seller have retained any material interest in any property, real or personal, tangible or intangible, used or pertaining to Business. Seller has good and marketable title to all of the Assets, free and clear of any mortgages, liens, security interests, pledges, claims and other encumbrances of any kind or nature whatsoever (collectively, the "LIENS"), except for those permitted encumbrances described on SCHEDULE 5.8 hereto. Except as described in SCHEDULE 5.8 hereto, no mortgage, financing statement or similar document that names Seller as debtor and that covers any of the Assets is on file in any jurisdiction and Seller has not signed any presently effective security agreement authorizing any secured party thereunder to file any such financing statement. The execution, delivery and performance of this Agreement by Seller will not result in the creation or imposition of any Lien on any of the Assets.

         At the time of Closing, Seller shall have net working capital (as herein before defined) equal to or in excess of $750,000.00.

         14.10 CONDITION OF ASSETS. The Equipment (other than obsolete equipment that is neither being used in the Business nor necessary for the conduct of the Business consistent with past practices): (a) has been properly maintained and is in good operating condition (except for ordinary wear and tear, which in the aggregate will not have a material adverse effect on the Business), (b) to the best of the knowledge of Seller is capable of being used in the Business as presently being conducted without present need for repair or replacement except in the ordinary course of the Business, (c) to the best of the knowledge of Seller and the Shareholders, conforms in all material respects with all applicable legal requirements, and (d) to the knowledge of the Shareholders, is year 2000 compliant (meaning that, with respect to Seller's information technology ("IT"), the IT is designated to be used prior to , during, and after 2000A.D., and the IT used during each such period will accurately receive, provide and process date/time data including the calculating, comparing and sequencing from, into and between the years 1999 and 2000, and will not malfunction, cease to function or provide invalid or incorrect data).



                                       14.

         14.11 PERMITS. To the knowledge of Seller, Seller possess all the permits and licenses necessary to own, operate, use and maintain the Assets in the manner in which they are now being maintained and operated and to conduct the Business as now being conducted. Such permits and licenses are either (a) assignable to DCRI or Buyer without the consent or approval of any governmental body or third party, or (b) of such a ministerial nature that suitable replacements will be readily obtainable by Buyer in due course upon proper application therefor without Buyer incurring any material cost or expense. Seller is in compliance in all material respects with the terms of such permits and licenses.

         14.12 CHANGES. Except as described in SCHEDULE 5.11 hereto, since June 30, 1999, (a) there has been no material adverse change nor any event or condition that has had, or has a reasonable possibility of having in the future, a material adverse change with respect to the financial condition, assets, liabilities, contracts, business or prospects of Seller, (b) the Business has been conducted only in the ordinary course and, except as previously disclosed to Buyer in writing, in substantially the same manner in which it had been previously conducted, (c) Seller has not entered into any transactions whatsoever (except this Agreement) with respect to the Assets or the conduct of the Business other than in the ordinary course of the Business, (d) Seller has not sold, leased, mortgaged, pledged or subjected to any lien, security interest or other charge or otherwise encumbered or disposed of any of the Assets other than in the ordinary course of the Business, (e) the Assets have been maintained and repaired in the usual and ordinary course and operated in a good and workmanlike and prudent manner consistent with past practices, (f) Seller has not waived any material rights or forgiven any material claims constituting or which would constitute an Asset, (g) Seller has not lost or terminated employees, customers or suppliers that could or does materially and adversely affect its business or assets, and (h) Seller has not entered into any commitment or transaction or experienced any other event that is material to the Assets, the Business or this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transaction contemplated hereby or thereby.

         14.13 ASSUMED CONTRACTS. Seller has previously delivered or made available to Buyer true, correct and complete copies of all of the Assumed Contracts described in SCHEDULE 1.2(c). SCHEDULE 1.2(c) contains a complete and accurate list of all contracts to which Seller is a party and that in any way relate to the operations or properties of the Business or that are or will be binding upon the Business or the Assets. All of the Assumed Contracts are valid and in full force and effect and neither Seller nor, to the best of the knowledge of Seller and the Shareholders, any other party to the Assumed Contracts has breached any material provision of, is in violation or in default in any material respect under the terms of, and no event has occurred that, with the lapse of time or action by a third party or both, would result in a violation or a default in any material respect under the terms of, or in acceleration of any payments due under, any Assumed Contract.

         14.14 REAL PROPERTY LEASES. Seller has heretofore delivered to Buyer correct and complete copies of the Real Property Leases and all amendments thereto; a copy of such Real Property Leases and all amendments are attached hereto as SCHEDULE 1.2(a). To the knowledge of



                                       15.

Seller and the Shareholders, neither Seller nor the landlord under any such lease has breached any material provision of or is in violation or in default in any material respect under the terms of such lease. Seller enjoys peaceful and undisturbed possession under each of the Real Property Leases, and each such lease is valid and subsisting and in full force and effect. Seller has not received any written notice from the landlord under any of the Real Property Leases that there exists an event or condition that has not since been cured or waived and that, with or without the passage of time or the giving of notice or both, would constitute after the date hereof a default under such lease.

         14.15 TAXES.

                  14.15.1 Seller has filed all federal, state, foreign and other tax reports or returns required by applicable legal requirements to be filed by it in connection with the Assets or the Business and has either discharged or caused to be discharged, as the same have become due, all taxes shown on such reports or returns for any period or periods ending on or before the Closing Date.

                  14.15.2 All such tax reports or returns fairly reflect the taxes of Seller for the periods covered thereby. Seller is not delinquent in the payment of any tax, assessment or governmental charge, there is no tax deficiency or delinquency asserted against Seller, and there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller that could be asserted by any taxing authority. No Internal Revenue Service audit of Seller is pending or, to the knowledge of Seller or the Shareholders, threatened, and the results of any completed audits are properly reflected in the Financial Statements (as defined in SECTION 5.18). Seller has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted. Seller has not committed any violation of any federal, state, local or foreign tax laws. All monies required to be withheld by Seller from Employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Seller to governmental agencies or set aside in accounts for such purpose have been so paid or set aside, or such monies have been approved, reserved against and entered upon the books of Seller.

                  14.15.3 Seller is and has been an "S corporation," as that term is defined in Code Section 1361, from the dates of its incorporation through and including the taxable year ending on the date immediately prior to the Closing. Shareholders have always treated the Seller as an S corporation for federal income tax purposes.

         14.16 LITIGATION. Except as disclosed on SCHEDULE 5.15 hereto, no legal action, suit or proceeding, judicial or administrative, or governmental investigation is pending or, to the knowledge of Seller or the Shareholders, threatened against Seller or the Shareholders, or any of the Assets that (a) if adversely determined, has a reasonable possibility of causing in the future a



                                       16.

material adverse effect on the Business or the Assets, or (b) questions or might question the validity of this Agreement or any actions taken or to be taken by Seller pursuant hereto or seeks to enjoin or otherwise restrain the Transaction. Neither Seller nor the Shareholders know of any basis for any such action, suit, proceeding or investigation. Except as disclosed on
SCHEDULE 5.15 hereto, there are no orders, decrees or judgments of any court or governmental body against Seller (i) that remain undischarged or otherwise are in effect and that interfere in any respect with, or impose a burden on, the Business or the operation or use of the Assets in the ordinary conduct of the Business, or (ii) with respect to which Seller is in default.

         14.17 EMPLOYEE BENEFIT PLANS AND ERISA. Except as listed on SCHEDULE
5.16 hereto, Seller does not maintain or sponsor and has not made and is not required to make contributions to any pension, profit-sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, vision, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, performance share, bonus, benefit or other incentive plan, severance plan or other similar plan, agreement, arrangement or understanding relating to Seller or respective employees (the "Employee Benefit Plans"), whether or not such plan is or is intended to be qualified under Section 401(a), 404A or any other section of the Code, including without limitation, all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to the provisions of ERISA. Except as set forth in
SCHEDULE 5.16, each Employee Benefit Plan maintained or sponsored by Seller or to which Seller makes or is required to make employer contributions (collectively, the "Plans") is in full force and effect in accordance with its terms and is, and each plan administrator and fiduciary of each Plan is, in compliance with all applicable requirements of ERISA and other applicable laws, regulations and rulings. The only Plans that are "pension benefit plans" (within the meaning of Section 3(2) of ERISA), other than any such plans that are described in Section 401(a)(1) of ERISA, maintained or sponsored by Seller or to which Seller makes or is required to make employer contributions, are identified on SCHEDULE 5.16 as such (the "Pension Benefit Plans"). No Pension Benefit Plan or any trust created under one of the Pension Benefit Plans or any trustee, administrator or sponsor thereof, has engaged in a "prohibited transaction" as that term is defined in Section 4975(c)(1) of the Code, that could subject the Pension Benefit Plan, trust, trustee, administrator or sponsor thereof, or any party dealing with the Pension Benefit Plan or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975, nor is the fiduciary (as defined in Section 3 of ERISA) of the Pension Benefit Plan or any employee benefit plan (as defined in Section 3 of ERISA) maintained by Seller acting in a manner that constitutes a breach of its fiduciary duty, as set forth in ERISA. Except as set forth in SCHEDULE 5.16, the Pension Benefit Plans have not been terminated, nor have contributions thereto been discontinued, nor have there been any "reportable events," as that term is defined in Section 4043 of ERISA, since the effective date of Section 4043 of ERISA. The Pension Benefit Plans have not incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of Section 302 of ERISA, or prior thereto, and all contributions required to be made have been made. Seller does not have an



                                       17.

existing defined benefit pension plan covering its employees. None of the Pension Benefit Plans identified on SCHEDULE 5.16 are multiemployer plans as defined in Section 3(37) of ERISA. All appropriate administrative actions and required compliance with appropriate administrative actions and required compliance with appropriate Internal Revenue Service and Department of Labor rules and regulations have been taken or are in process in a timely manner. No contributions pursuant to the Pension Benefit Plans have been made in such amounts as would violate Section 404 of the Code so as to disqualify the accompanying trust. Seller has in force sufficient bonding for every fiduciary who is required to be bonded with respect to the Pension Benefit Plans pursuant to Section 412 of ERISA. There does not exist any pending or, to the best of the knowledge of Seller and the Shareholders, threatened litigation against any fiduciary of any Pension Benefit Plan, nor has any bonding company been called on to defend any such fiduciary. A true and complete copy of each existing Plan has been furnished to DCRI along with the most recent favorable determination letter issued by the Internal Revenue Service with respect thereto and the two most recent annual reports (on form 5500 series) required to be filed with respect thereto.

         14.18 GROUP HEALTH PLANS. With respect to the "group health plan(s)" of Seller, as defined in Section 4980B(g)(2) of the Code, if any, except as set forth in SCHEDULE 5.17:

                  14.18.1 To the knowledge of Seller and the Shareholders, Seller has complied in all material respects with the continuation health care coverage requirements of Section 4980B of the Code, as such requirements apply with respect to any Employee (or prior employee of Seller) or any "qualified beneficiary" of such employee (as defined in Section 4980B(g)(1) of the Code) on or prior to the Closing Date.

                  14.18.2 Except as has been previously disclosed to Buyer, Seller does not have any present intention of terminating any group health plan(s) that Seller currently maintains.

                  14.18.3 To the knowledge of Seller and the Shareholders, Seller is solely responsible for complying with the requirements of Section 4980B of the Code with respect to each Employee (and any qualified beneficiary of such Employee), who does not become an employee of the Buyer effective immediately after the Closing Date, it being the intention of the parties that any group health plan(s) maintained by Buyer shall not constitute a successor plan(s) to Seller's group health plan(s), and that Buyer is not a successor employer with respect to Seller's group health plan(s), nor is Seller a predecessor employer with respect to Buyer's group health plan(s).

         14.19 FINANCIAL INFORMATION. The financial statements of Seller set forth in SCHEDULE 5.18 hereto (the "FINANCIAL STATEMENTS") were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and are true, correct and complete, and present fairly the financial position of Seller as of the dates indicated and the results of their operations for the periods specified. The Financial Statements consist of (a) the



                                       18.

balance sheets of Seller as of December 31, 1998, and June 30, 1999 (unaudited), and (b) the income statement of Seller for the twelve (12) month period ended on December 31, 1998 and the six month period ended on June 30, 1999 (unaudited). The balance sheets contained in the Financial Statements are sometimes referred to herein as the "BALANCE SHEETS." Except as otherwise disclosed in this Agreement or SCHEDULE 5.18 hereto, the Financial Statements reflect all liabilities of Seller accrued, contingent, or otherwise (known or unknown, asserted or unasserted), arising out of transactions effected or events occurring on or prior to the Closing. Except as set forth in the Financial Statements or as otherwise disclosed in this Agreement or SCHEDULE
5.18 hereto, Seller is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and Shareholders know of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

         14.20 ACCOUNTS PAYABLE. Attached hereto as SCHEDULE 5.19(a) is a complete and accurate list of all accounts and notes payable of Seller as of November 30, 1999, showing the name of each creditor and the amount due to each by invoice number and date. To the knowledge of Seller and the Shareholders, (a) SCHEDULE 5.19(a) reflects the accounts payable of Seller except those incurred in the ordinary course of business after to November 30, 1999, and (b) the accounts payable and other obligations were incurred by Seller in the ordinary course of business after to November, 1999 and are not unreasonable in amount or extraordinary in nature (both in relationship to the normal business practices of Seller).

         14.21 BOOKS OF ACCOUNT. The books of account of Seller have been kept accurately in the ordinary course of the Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books.

         14.22 ENVIRONMENTAL MATTERS; OSHA COMPLIANCE.

                  14.22.1 Except as described on SCHEDULE 5.21 attached hereto and except where all of the matters referred to in any of the clauses
(i) through (iv) below in the aggregate could not reasonably be expected to have a material adverse effect on Seller, the Business or the Assets:

                           14.22.1.1 Seller and all of its properties, assets
and operations are in full compliance with all federal, state and local laws, regulations and requirements pertaining to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, and all amendments thereto, and all similar laws, regulations and requirements of any governmental authority or agency having jurisdiction over



                                       19.

Seller or any of its properties or assets (collectively, "ENVIRONMENTAL LAWS"). Neither Seller nor either Shareholder is aware of and has not received any notice of any past, present or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance or continued compliance of Seller with any or all Environmental Laws.

                           14.22.1.2 Seller has obtained all permits,
licenses and authorizations that are required under Environmental Laws.

                           14.22.1.3 No Hazardous Substances (as defined
below) exist on, about or within, or have been used, generated, stored or disposed of on, or released from any of the properties or assets of Seller other than in compliance with Environmental Laws, or transported from any of such properties or assets unless by a duly authorized or licensed disposal firm, and Seller has retained all documentation required by Environmental Laws relating to such disposal. For the purposes of this Agreement, the term "HAZARDOUS SUBSTANCES" shall include any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material that is listed, regulated or addressed under any Environmental Law, including, without limitation, asbestos, petroleum and polychlorinated biphenyls. The use that Seller makes of its properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any such properties or assets other than in compliance with Environmental Laws.

                           14.22.1.4 There is no action, suit, proceeding,
investigation or inquiry before any court, administrative agency or other governmental authority pending or, to the knowledge of Seller or either Shareholder, threatened, against Seller relating in any way to any Environmental Law. Seller (i) does not have any liability for remedial action under any Environmental Law, (ii) has not received any request for information by any governmental or regulatory authority with respect to the condition, use or operation of any of its properties or assets, and (iii) has not received any notice from any governmental or regulatory authority or other person or entity with respect to any violation of or liability under any Environmental Law.

                           14.22.2 No lien or encumbrance arising under any
Environmental Law has attached to any of the properties or assets of Seller.

         14.23 PATENTS, TRADEMARKS AND COPYRIGHTS.

                  14.23.1 To the knowledge of Seller and the Shareholders, Seller owns all patents, trademarks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Subsequent to Closing, Seller and Shareholders will execute such documentation as Buyer shall reasonable request to effectuate the assignment and conveyance of Seller's Proprietary Rights (as herein defined) to Buyer. Set forth on SCHEDULE 5.22 hereto is a true and correct description of the following ("Proprietary Rights"):



                                       20.

                           14.23.1.1 All trademarks, trade names, service
marks and other trade designations, including common-law

rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by Seller, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Seller is a party (including expiration dates if applicable).

                           14.23.1.2 All agreements relating to technology,
know-how or processes that Seller is licensed or authorized to use by others, or which it licenses or authorizes others to use.

                  14.23.2 To the knowledge of Seller and the Shareholders, Seller has the sole and exclusive right to use the Proprietary Rights identified in SCHEDULE 5.22 without infringing or violating the rights of any third parties. No consent of third parties will be required for the use thereof by Buyer upon consummation of the transactions contemplated by this Agreement. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any such license or agreement, and neither Seller nor the Shareholders know of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

                  14.23.3 Neither Seller nor the Shareholders have any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Seller infringes upon or involves, or has resulted in the infringement of, any Proprietary Right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or, to the best of the knowledge of the Shareholders, are threatened that challenge the rights of Seller with respect thereto. Seller has not given nor is Seller bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by Seller.

         5.23 RENEWAL CONTRACTS. To the knowledge of Seller and the Shareholders, it is reasonable to assume that the contracts and agreements of Seller which are described in SCHEDULE 5.23, will be renewed or extended subsequent to the termination date of each of such contracts and agreements.

         14.2 DISCLOSURE. To the knowledge of Seller and the Shareholders, no representation or warranty by Seller and/or the Shareholders in this Agreement, and no statement respecting Seller, or any Shareholder contained in any other agreement or document contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading. Except as disclosed herein, there is no matter that materially adversely affects or will in the future materially adversely affect the Business or the Assets other than general economic conditions.



                                       21.

                                    ARTICLE 6

                REPRESENTATIONS AND WARRANTIES OF DCRI AND BUYER

         DCRI and Buyer, jointly and severally, represent and warrant to Seller and the Shareholders as follows:

         14.2 ORGANIZATION AND STANDING. DCRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer is a wholly-owned subsidiary of MAGIC Northeast, Inc., a Delaware corporation which is a wholly-owned subsidiary of DCRI.

         14.3 AUTHORITY. Each of DCRI and Buyer has full power and authority (corporate and otherwise) to conduct its business as now being conducted and to execute and deliver this Agreement and all of the other agreements and documents contemplated hereby and to carry out the terms and obligations hereof and thereof. Each of DCRI and Buyer has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and all of the other agreements and documents contemplated hereby.

         14.4 EXECUTION AND DELIVERY. This Agreement has been, and the other agreements and documents contemplated hereby at Closing will be, duly executed by DCRI and Buyer and each constitutes the valid and binding obligation of DCRI and Buyer, enforceable in accordance with their respective terms and conditions.

         14.5 SEC REPORTS AND FINANCIAL STATEMENTS. DCRI has filed with the SEC and has made available to Seller and the Shareholders true and complete copies of all forms, reports, schedules, statements, and other documents, including all exhibits thereto, required to be filed by it since January 1, 1999, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "SEC Documents").

         14.6 COMPLIANCE WITH LAWS, PERMITS AND INSTRUMENTS. The execution, delivery and performance of this Agreement by DCRI or Buyer will not violate or be in conflict with (a) any material provision of any contract or other agreement to which DCRI or Buyer is a party or by which any of their respective assets are bound that is material to DCRI and its subsidiaries taken as a whole, (b) any provision of the Articles of Incorporation or Bylaws of Buyer, (c) any federal, state or local law, statute, regulation or ordinance applicable to the business or any of the assets of DCRI or Buyer, or
(d) any of DCRI's or Buyer's permits or licenses affecting or relating to its assets or business.

                                      22.

         14.7 CONSENTS. Except as set forth on SCHEDULE 6.6, no approval, consent, authorization or action of or filing with, any governmental body or other third party is required on the part of Buyer in connection with (a) the execution, delivery or performance by DCRI or Buyer of this Agreement and the other agreements and documents contemplated hereby, or (b) the consummation by DCRI or Buyer of the Transaction, including, without limitation, the assumption by Buyer of the Assumed Contracts.

         14.8 LITIGATION. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency, or to Buyer's knowledge threatened against Buyer or Buyer's assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby or have a reasonable possibility of causing in the future a material adverse effect on the business or assets of Buyer except as disclosed on SCHEDULE 6.7.

                                    ARTICLE 7

                           COVENANTS OF DCRI AND BUYER

         DCRI and Buyer, jointly and severally, agree that, subsequent to the execution of this Agreement, on or prior to the Closing:

         14.2 CONSUMMATION OF TRANSACTION. DCRI and Buyer agree to use all reasonable efforts to cause the consummation of the Transaction in accordance with the terms and conditions of this Agreement.

         14.3 STOCK EXCHANGE LISTING. DCRI shall use its reasonable efforts to cause the DCRI Stock to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

         14.4 CONDUCT OF BUSINESS AFTER CLOSING. Until December 31, 2004, or until neither Shareholder is employed by Buyer or any affiliate of Buyer, whichever date first occurs, Buyer will operate the Business as a separate subsidiary or division of Buyer and will keep separate books and records with respect to Seller's Operations. Recognizing that the Seller's Operations will be engaged in the same type of activities as will be other operations of Buyer and DCRI, Buyer (a) will not take any action to divert to Buyer (including any affiliate, subsidiary or division of Buyer or DCRI) any income, revenue or opportunity which should be part of Seller's Operations, and (b) will credit on the books and records of the Seller's Operations all revenue directly attributable to the efforts of Shareholders and employees and contractors of the Seller's Operations. The foregoing (i) shall be determined by the Buyer and DCRI pursuant to the policies and procedures of Buyer which are in effect at the time (such policies and procedures shall be consistent with the policies and procedures of the other staff recruiting operations of DCRI, shall be reasonable, and shall not be inconsistent with the general standards in the staff

                                      23.

recruiting industry), (ii) shall not be applicable to actions taken with the consent of the Shareholders, and (iii) shall not be applicable to the extent fees or revenues are allocable to other operations of Buyer and DCRI pursuant to split fee arrangements or similar arrangements between Seller's Operations and other operations of Buyer or DCRI.

                                    ARTICLE 8

                      COVENANTS OF SELLER AND SHAREHOLDERS

         Seller and the Shareholders, jointly and severally, agree that, subsequent to the execution of this Agreement, on or prior to the Closing:

         14.2 CONSUMMATION OF TRANSACTION. Seller and the Shareholders agree to use all reasonable efforts to cause the consummation of the Transaction in accordance with the terms and conditions of this Agreement.

         14.3 BUSINESS OPERATIONS. Seller shall operate the Business only in the ordinary course and will not, without the prior written consent of DCRI, introduce any new method of management of operation and Seller shall use all reasonable efforts to preserve the Business intact and to retain their respective present customers and suppliers. Seller shall not take any action that might reasonably be expected to have a material adverse effect on the Business or the Assets without the prior written consent of DCRI or take or fail to take any action that would cause or permit the representations made in
ARTICLE 5 hereof to be inaccurate at the time of Closing or preclude Seller from making such representations and warranties at the Closing.

         14.4 ACCESS. Upon reasonable prior notice, Seller shall permit DCRI and its authorized representatives reasonable access during normal business hours to, and make available for inspection, all of the Assets and Business, and furnish Buyer all documents, records and information, including, but not limited to, financial statements, projections and customer lists, solely with respect to the Business and Assets as DCRI and its representatives may reasonably request, all for the sole purpose of permitting DCRI to become familiar with the Business and Assets.

         14.5 MATERIAL CHANGE. Prior to the Closing, Seller and the Shareholders shall promptly inform DCRI in writing of any material adverse change to the Business or the Assets, including, without limitation, the updating of any schedules hereto. Notwithstanding the disclosure to DCRI of any such material adverse change, Seller and the Shareholders shall not be relieved of any liability to DCRI pursuant to this Agreement for, nor shall the providing of such information by the Shareholders to DCRI be deemed a waiver by DCRI or Buyer of, the breach of any representation or warranty of Seller and the Shareholders contained in this Agreement.

                                      24.

         14.6 APPROVALS OF THIRD PARTIES. As soon as practicable after the execution of this Agreement, Seller will use its reasonable good faith efforts to secure all necessary approvals and consents of third parties, including, but not limited to, consents to the Lease Assignments necessary for the consummation of the Transaction.

         14.7 CONTRACTS. Except with DCRI's prior written consent, Seller shall not waive any material right or cancel any material contract, debt or claim that constitutes an Asset or that would constitute an Asset.

         14.8 LIENS. Except with DCRI's prior written consent, Seller shall not permit any new Lien to attach to any of the Assets, whether now owned or hereafter acquired.

         14.9 MATERIAL CONTRACTS. Seller shall not, without the consent of DCRI, incur any obligation outside of the ordinary course of business; make any purchases outside of the ordinary course of business in the aggregate; increase the compensation paid or payable to any officer, director, employee or agent of Seller; or otherwise take any action outside the ordinary course of business.

         14.10 NO DISCLOSURE OR NEGOTIATION WITH OTHERS. The Shareholders will use their best efforts to cause the officers, directors, employees, and agents of Seller not to, solicit or encourage, directly or indirectly, in any manner, any discussions with, or furnish or cause to be furnished any information to, any third party in connection with, or negotiate for or otherwise pursue, the sale of the common stock of Seller, all or substantially all of the assets of Seller, or any portion or all of the Business, or any business, or any business combination or merger of Seller with any other third party. Seller will promptly inform DCRI of any inquiries or proposals with respect to any of the matters set forth in this SECTION 8.9.

         14.11 INVESTMENT INTENT. Seller and the Shareholders are acquiring the shares of DCRI Stock to be issued pursuant to this Agreement for investment and not with a view to or resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations. Seller and the Shareholders acknowledge that such shares are "restricted securities" as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission and, therefore, the resale of any shares is restricted by federal and state securities laws and the certificates evidencing such shares shall bear a legend reflecting these securities law restrictions.

         14.12 LOCK-UP LETTER. Shareholders acknowledge that, pursuant to the terms of the Lock-up Letter Agreement referred to herein, there are certain restrictions on any conveyance of the DCRI Stock.


                                    ARTICLE 9

                                      25.

                     CONDITIONS PRECEDENT OF DCRI AND BUYER

         Except as may be waived in writing by DCRI and Buyer, the obligations of DCRI and Buyer hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

         14.13 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and the Shareholders contained herein shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had made on and as of the Closing Date, and at Closing, Seller and the Shareholders shall certify to that effect.

         14.14 COVENANTS. Seller and the Shareholders shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by it prior to the Closing, and at Closing, Seller and the Shareholders shall certify to that effect.

         14.15 ACTIONS AT CLOSING. Seller and the Shareholders shall have taken all actions required of them pursuant to this Agreement.

         14.16 AMEX LISTING. The DCRI Stock shall have been authorized for listing on AMEX upon official notice of issuance.

         14.17 LEGAL OPINION. DCRI and Buyer shall have received the opinion of legal counsel to Seller and the Shareholders, substantially in the form of
SCHEDULE 9.5.

         14.18 PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing or otherwise, asserted, instituted or entered to restrain or prohibit the carrying out of the Transaction.

         14.19 NO MATERIAL ADVERSE CHANGE. No material adverse changes to the Business or the Assets shall have occurred, or an event which with the passage of time might result in such material adverse change, after the date hereof and prior to the Closing.

         9.8 INVESTMENT LETTER. With respect to the DCRI Stock, Seller and each of the Shareholders shall have executed an Investment Letter, in form reasonably acceptable to Buyer and DCRI.

         14.20 LOCK-UP LETTER. With respect to the DCRI Stock, Seller and each of the Shareholders shall have executed a Lock-up Letter Agreement, in form reasonably satisfactory to Buyer and DCRI, pursuant to which Seller and the Shareholders are restricted in connection with the pledge, sale transfer, conveyance or other hypothecation of the DCRI Stock.

                                      26.

         9.10 RELEASE AGREEMENT. Shareholders shall execute and deliver to Buyer and DCRI a document, in form reasonably acceptable to Buyer and DCRI, wherein Shareholders release any and all claims they may have against Seller except to the extent otherwise provided in this Agreement.

                                   ARTICLE 10

                 CONDITIONS PRECEDENT OF SELLER AND SHAREHOLDERS

         Except as may be waived in writing by Seller and the Shareholders, the obligations of Seller and the Shareholders hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

         14.21 REPRESENTATIONS AND WARRANTIES. The representations and warranties of DCRI and Buyer contained herein shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except (a) with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date), and (b) for changes that occur after the date hereof that are expressly permitted by the terms of this Agreement or by Seller, and at Closing, DCRI and Buyer will certify to that effect.

         14.22 COVENANTS. DCRI and Buyer shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by it prior to the Closing, and at Closing, Buyer shall certify to that effect.

         14.23 ACTIONS AT CLOSING. Buyer shall have taken all actions required of it pursuant to SECTION 3.3 of this Agreement.

         14.24 LEGAL OPINION. Shareholders shall have received the opinion of Dooley & Rucker, P.C., counsel to DCRI and Buyer, substantially in the form of SCHEDULE 10.4.

         14.25 PROCEEDINGS. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the Transactions.

         10.6 LISTING. The DCRI Stock shall have been authorized for listing with the American Stock Exchange ("AMEX") upon official notice of issuance.

                                   ARTICLE 11

                          ASSUMED OBLIGATIONS AND DCRI
                         GUARANTY OF BUYER'S OBLIGATIONS

                                      27.

         11.1 ASSUMED OBLIGATIONS. At Closing, DCRI and Buyer agree to assume and pay when due all obligations of Seller (a) under the Assumed Contracts listed on SCHEDULE 1.2(c), (b) under the Real Property Leases, as provided in the Lease Assignments, (c) under the Assumed Liabilities listed on SCHEDULE 2.1(c)(5), (d) the accounts payable of Seller which are not unreasonable in amount or as to purpose, and which have been incurred by Seller in the ordinary cause of business and which are consistent with past practices and policies of Seller, and (e) all other unsecured obligations of Seller which arise in the ordinary course of business (none of which will be unreasonable in amount or as to purpose) and which if paid would be consistent with the past practices and policies of Seller (an example would be refund of a placement fee because a candidate terminates during the time period in which the Seller is obligated to refund such placement fee). The parties acknowledge that neither Buyer nor DCRI are assuming any obligations of Seller except those hereinbefore set forth, and that the obligations of Seller not be assumed include those obligations which should have been disclosed to Buyer pursuant to the terms of this Agreement. Anything in this Agreement or elsewhere to the contrary notwithstanding, in no event shall DCRI and Buyer be required to assume or in any way become responsible or liable for, or be deemed to have assumed or become liable or responsible for, any duty, obligation, debt or liability of Seller, whether or not related to the Business or the Assets, except as specifically provided herein and in the Lease Assignments, or otherwise expressly assumed in writing by DCRI and Buyer; it being expressly acknowledged that it is the intention of the parties hereto that all duties, obligations, debts and liabilities of Seller (other than obligations expressly assumed by DCRI or Buyer herein, in the Assumption, or in the Lease Assignments) shall be and remain solely the duties, obligations, debts and liabilities of Seller. Specifically, and without implied limitation of the foregoing, DCRI or Buyer shall not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, based on or arising out of or in connection with (i) any defects in products sold, rented or distributed by Seller prior to the Closing, (ii) any implied or express warranties relating to such products, or (iii) any bulk sales or bulk transfer laws (it being the intent of the parties that Seller shall be liable for all such liabilities and obligations regardless of whether such liabilities and obligations are initially the liabilities and obligations of Seller or Buyer).

         14.26 DCRI GUARANTY. DCRI hereby guarantees to Seller and the Shareholders and jointly and severally agrees to pay and perform all obligations of Buyer pursuant to this Agreement and other agreements and documents contemplated hereby (including but not limited to the obligations under SECTION 1.3).

                                   ARTICLE 12

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                   AGREEMENTS AND OBLIGATIONS; INDEMNIFICATION

                                      28.

         12.1 SURVIVAL. Except for the covenants contained in Article 11 of this Agreement and the payments required to be made to Seller pursuant to the terms of this Agreement, which covenants and obligations shall survive until satisfied, the representations, warranties, obligations, covenants, indemnities and agreements of Seller and the Shareholders, DCRI and Buyer contained in this Agreement shall survive the Closing Date for a period of four (4) years; all representations, warranties, obligations, covenants, indemnities and agreements of Seller and Shareholders related to tax matters of any nature involving Seller or Shareholders shall survive the Closing Date for a period of five (5) years. Said representations, warranties, obligations, covenants, indemnities and agreements shall not be affected by, and shall remain in full force and effect notwithstanding, any investigation during such time periods made by or on behalf of any party hereto or any information any party may have with respect thereto. If written notice of a claim has been given in good faith prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

         14.27 INDEMNIFICATION BY SELLER AND SHAREHOLDERS. Seller and the Shareholders, jointly and severally, hereby agree, effective as of the Closing, to pay, and to indemnify, save and hold harmless DCRI and Buyer, their affiliates, and their respective officers, directors, stockholders and employees from and against, any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, clean-up costs, fines, assessments, charges and costs (including, without limitation, reasonable attorneys' fees, costs of investigation and court costs) (collectively, "LOSSES") imposed on, incurred by or asserted against such person or entity (or any of them) in any way relating to or arising from or out of (a) any liability, obligation, contract, debt, lien, litigation, dispute or commitment of Seller or the Shareholders, including, without limitation, any product liability or breach of warranty claims relating to services or products provided by Seller any liability arising from any bulk sale or bulk transfer law, other than obligations expressly assumed by DCRI or Buyer herein or in the Lease Assignments, the Assumed Liabilities or the Assumed Contracts, (b) any act or omission of the Shareholders prior to or at the Closing, other than obligations expressly assumed by DCRI or Buyer herein or in the Lease Assignments, the Assumed Liabilities or the Assumed Contracts, (c) the use, ownership or operation of the Assets or the conduct of the Business prior to or at the Closing, (d) the breach of any covenant of Seller or the Shareholders or the failure of Seller or the Shareholders to perform any obligation of Seller or the Shareholders contained in this Agreement or in the other agreements and documents contemplated hereby, (e) any material inaccuracy in or breach of any representation or warranty of Seller or the Shareholders, contained in this Agreement or any other agreement or document contemplated hereby, (f) all tax liabilities of Seller, or Shareholders, other than (i) all real property taxes for the Leased Properties that are attributable to periods subsequent to the Closing and for which the tenant is responsible under the Real Property Leases, and (ii) all personal property taxes of Seller that are attributable to periods subsequent to the Closing;
(g) any failure to comply with applicable bulk sales laws in connection with the Transaction, and (h) except for those obligations assumed by Buyer pursuant to this Agreement, any liability to Employees or

                                      29.

former employees of Seller or its beneficiaries arising prior to or at the Closing Date from the employment or severance of such Employees or former employees by Seller, or their rights to benefits under the Seller's group health or other employee benefit plans.

         Notwithstanding anything herein to the contrary, neither Seller nor the Shareholders shall have any responsibility for liabilities or obligations of Seller which are incurred subsequent to the Closing Date.

         14.28 INDEMNIFICATION BY BUYER. DCRI and Buyer, jointly and severally, hereby agree, effective as of the Closing, to pay, and to indemnify, save and hold harmless Seller and the Shareholders from and against, any Losses imposed, incurred by or asserted against such person or entity (or any of them) in any way relating to or arising from or out of (a) the obligations expressly assumed by DCRI or Buyer hereunder or under the Lease Assignments, Assumed Liabilities and Assumed Contracts, (b) the breach of any covenant of DCRI or Buyer or the failure of DCRI or Buyer to perform any of their obligations contained herein or in any other agreement or document contemplated hereby, and (c) any inaccuracy in or breach of any representation or warranty of DCRI or Buyer under this Agreement or any other agreement or document contemplated hereby.

         14.29 NOTICE; DEFENSE OF CLAIMS. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations in this Agreement would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that: (a) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful, and (b) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnifying party shall assume the defense with respect to such claim, liability or expense at the indemnifying party's expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to the claims by third parties that are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. As reasonably requested by the indemnified

                                      30.

party, the indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party, provided, however, that the separate counsel selected by the indemnified party shall be approved by the indemnifying party, which approval shall not be unreasonably withheld. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. Provided however, before settling the indemnified party shall first use reasonable efforts to obtain the consent to that settlement from the indemnifying party, which consent shall not be unreasonably withheld. After using reasonable efforts without success the indemnified party may settle without the consent of the indemnifying party without any prejudice to its claim for indemnity. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

         14.30 SET-OFF. DCRI and Buyer shall have the right to set-off, upon written notice to Seller and the Shareholders, any undisputed amounts payable by Seller or the Shareholders to DCRI or Buyer pursuant to claims for indemnification hereunder against any amount at any time payable by DCRI or Buyer or any assignee to Seller or any Shareholder under or pursuant to this Agreement and/or any other agreements now or hereafter entered into between a Shareholder and DCRI or Buyer or any assignee of DCRI or Buyer.

                                   ARTICLE 13

                                   TERMINATION

         14.31 TERMINATION. This Agreement may be terminated prior to the consummation of the Transaction:

                  14.31.1 By written consent of DCRI and Seller.

                                      31.

                  14.31.2 By DCRI or Seller if either (i) the Closing shall not have occurred on or before March 31, 2000; however, the right to terminate this Agreement under this SECTION 13.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (ii) there shall be any statute, law, ordinance, rule, or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Transaction and such order, decree, ruling, or other action shall have become final and nonappealable.

                  14.31.3 By DCRI, upon a material breach of any representation, warranty, or agreement set forth in this Agreement by Seller or any of the Shareholders, such that the condition set forth in SECTION 9.1 or 9.2 would not be satisfied.

                  14.31.4 By Seller or the Shareholders, upon a material breach of any representation, warranty, or agreement set forth in this Agreement by DCRI or Buyer such that the condition set forth in SECTION 10.1 or 10.2 would be not satisfied.

                  14.31.5 By DCRI if there has been a materially adverse change in the business, assets, condition, financial or otherwise, or prospect of Seller.

         14.32 NOTICE AND EFFECTS OF TERMINATION. In the event there is a basis for termination of this Agreement by any of the parties hereto, as provided in SECTION 13.1, and such party desires to terminate this Agreement, it may do so by giving written notice to the other party pursuant to SECTION 14.1, whereupon this Agreement shall forthwith terminate, and there shall be no liability or obligation on the party of any part hereto except (i) with respect to SECTIONS 8.9, 11.2, 12.2, AND 12.3, and (ii) to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

                                      32.

                                   ARTICLE 14

                                  MISCELLANEOUS

         14.1 NOTICES. All notices or other instruments or communications provided for in this Agreement shall be in writing and signed by the party giving same and shall be deemed properly given if delivered in person, including delivery by overnight courier, or if sent by registered or certified United States mail, postage pre-paid, addressed to such party at the address listed below. Each party may, by notice to the other party, specify any other address for the receipt of such notices, instrument or communications. Any notice, instrument or communication sent by mail shall be deemed to be given upon actual receipt. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this SECTION 14.1. All communications must be in writing and addressed as follows:

                  SELLER:           Datatek Corporation
                                    4250 E. Camelback Rd.
                                    Suite 158K
                                    Phoenix, Arizona 85018
                                    Attention:  President

                  SHAREHOLDERS:     Julia L. Wesley
                                    4250 E. Camelback Rd.
                                    Suite 158K
                                    Phoenix, Arizona 85018

                                    Michael P. Connolly
                                    4250 E. Camelback Rd.
                                    Suite 158K
                                    Phoenix, Arizona 85018

                  with a copy to:   Keller & Hickey, P.C.
                                    4450 South Rural Road, Suite C-222
                                    Tempe, Arizona 85253
                                    Attention:  Craig L. Keller

                  DCRI:             Diversified Corporate Resources, Inc.
                                    12801 North Central Expressway, Suite 350
                                    Dallas, Texas 75243
                                    Attention:  M. Ted Dillard, President

                                      33.

                  BUYER: Datatek Consulting Group Corporation 12801 North Central Expressway, Suite 350 Dallas, Texas 75243
                                    Attention:  M. Ted Dillard, Secretary

                  WITH A COPY TO:   Dooley & Rucker P.C.,
                                    4245 N. Central Expressway
                                    Suite 320
                                    Dallas, Texas  75205
                                    Attention:  Jarrell B. Ormand

         14.33 FURTHER COOPERATION. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the Transaction in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

         14.34 AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

         14.35 ASSIGNABILITY; BINDING EFFECT. Neither Seller nor the Shareholders shall not assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Buyer and DCRI shall have the right to assign this Agreement to any third party including a subsidiary of DCRI, without the prior written consent of the Shareholders; provided, however, notwithstanding any such assignment DCRI shall remain liable with respect to its obligations hereunder. Any assignment made or attempted in violation of this SECTION 14.4 shall be void and of no effect. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Except as expressly provided herein, this Agreement shall not be deemed to create or confer any rights, benefits or interests in any other persons, except through the parties hereto, nor shall anything in this Agreement act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

         14.36 EXHIBITS AND SCHEDULES. The exhibits and schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim.

         14.37 SECTIONS AND ARTICLES. All sections and articles referred to herein are sections and articles of this Agreement. Descriptive headings as to the contents of particular articles and

                                      34.

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sections are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         14.38 ENTIRE AGREEMENT. Except as otherwise expressly provided in
SECTION 14.17 hereof, this Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

         14.39 GENDER; PLURALS. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders and each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

         14.40 EXPENSES. Except as otherwise provided in and this Agreement, Seller and the Shareholders shall pay all of their expenses and costs related to the Transaction (including, without limitation, all counsel fees and expenses), and DCRI and Buyer shall pay all of their expenses and costs (including, without limitation, all counsel fees and expenses), in connection with this Agreement and the consummation of the Transaction.

         14.41 BROKERAGE FEES AND COMMISSIONS. Except to the extent disclosed in Schedule 14.10, neither Seller, on one hand, nor DCRI or Buyer, on the other, shall have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of the other.

         14.42 WAIVER. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such action shall be evidenced by a signed written notice given in the manner provided in SECTION 14.1 hereof. No party to this Agreement shall by any act (except by a written instrument given pursuant to SECTION 14.1 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any party of any right or remedy on any one occasion shall not be construed as a bar to

                                      35.

any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

         14.43 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

         14.44 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

         14.45 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other parties shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

         14.46 ATTORNEYS' FEES AND COSTS. In the event attorneys' fees or other costs are incurred to enforce, through legal action, any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

         14.47 SEVERABILITY. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement, and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

         14.48 CONFIDENTIALITY.

                                      36.

                  14.48.1 Except as may be required by law or court order, Seller and the Shareholders hereby agree not to disclose or divulge any Buyer Confidential Information (as defined below), or any part thereof, to any third party, and not to use the Buyer Confidential Information, or any part thereof, in any manner or for any purpose.

                  14.48.2 As used in this Agreement, "Buyer Confidential Information" means the information and compilations of data (in any form whatsoever, tangible or intangible) relating in any way to Buyer (including its subsidiaries) and the business, assets and customers acquired from Seller, including, without limitation, all accounting, financial and business information, employment and personnel information, contract terms, marketing plans, price lists and information, and customer lists and information; PROVIDED, HOWEVER, that Buyer Confidential Information does not include information that (i) is or becomes generally available to the public other than by Seller or the Shareholders; (ii) is lawfully obtained by Seller or the Shareholders from a third party; provided that the third party is not, to Seller or the Shareholders knowledge, bound by a nondisclosure agreement with respect to the information; or (iii) is subsequently developed by Seller or the Shareholders from independent sources.

         14.49 NONCOMPETITION AND NONSOLICITATION.

                  14.49.1 For a period of five (5) years from the Closing Date, each of Seller and the Shareholders agree that they will not, directly or indirectly, (i) engage in any activities in competition with Buyer in connection with Buyer operating the Business in the States of Arizona or Idaho, or in any other place where Seller now maintains an office, or (ii) solicit for employment or hire any individual who was an executive or employee of Seller, or any of its affiliates, on the Closing Date or at any time within twelve (12) months prior to the Closing Date.

                  (b) Except as otherwise provided in Section 14.20 of this Agreement, each of Seller and Shareholders covenant and agree that they will not at any time or times solicit, directly or indirectly, the staffing related business of any person or entity who is or was a customer or client of Seller on the Closing Date or at an time during the twelve (12) months preceding the Closing Date.

         14.50 ADVICE OF COUNSEL. Each of the undersigned has read this Agreement, has had the opportunity to consult with legal counsel concerning the matters contained herein, and has either obtained legal counsel with respect to such matters and the execution of this Agreement, or has voluntarily waived such right.

         14.51 EVENT OF DEFAULT BY BUYER.

                  14.51.1 In the event that Buyer shall fail to make any payment of an undisputed amount to Seller or the Shareholders within fifteen
(15) days from the date due pursuant to the provisions of this Agreement, and such failure to pay shall remain unremedied for a period of

                                      37.

thirty (30) days after receipt of written notice thereof by Buyer (an "Event of Default"), then upon any such Event of Default, (i) the balance of the amounts payable SECTION 2.1(b)(2) of this Agreement (as hereby adjusted), shall be accelerated and forthwith due and payable, (ii) for purposes of this
Section 14.20 only, the balance of the amounts payable pursuant to Section 2.1(b)(2) shall be increased by fifty percent (50%), (iii) Seller or Shareholders, as the case may be, may take any action available to them under law, (iv) the five (5) year period of time during which Seller and the Shareholders are restricted from certain activities, pursuant to Section 14.18(a)(i) of this Agreement shall be eliminated entirely, and (v) the unlimited, restrictive nonsolicitation commitment of Seller and Shareholders, as set forth in Sections 14.18(a)(ii) and 14.18(b) of this Agreement shall no longer be unlimited but rather shall be applicable for a two (2) year period of time commencing with the date of the Event of Default. The parties hereto acknowledge and agree that Buyer shall not be in default of its obligation hereunder, if, pursuant to the terms of this Agreement, Buyer does not pay part of the Purchase Price based upon a reasonable adjustment with respect to the after-tax profits of Seller's Operations, or if Buyer applies as a set-off a reasonable amount related to a claim for indemnification under the terms of this Agreement.

                  14.51.2 In the event that Buyer shall fail to make any payment to Seller or the Shareholders within fifteen (15) days from the date due pursuant to the terms of this Agreement, Buyer shall be obligated to pay interest on all amounts payable to Seller or the Shareholders pursuant to the this Agreement, inclusive of any amounts accelerated pursuant to Section 14.20(a), at the rate of twelve percent (12%) per annum.

                  14.51.3 No extension of time for payment granted by Seller or the Shareholders of all or any part of the amount owing herein at any time shall effect the liability of the parties, including any surety, accommodation party or guarantor. Acceptance by Seller or the Shareholders of any installment after any default shall not operate to extend the time for payment of any amount then remaining unpaid or constitute a waiver of any of the other rights herein. No delay by Seller or Shareholders in exercising any power or right shall operate as a waiver of any power or right. The waiver of any default by Seller or Shareholders shall not operate as a waiver of any subsequent default or any power or right that Seller may have under the terms of this Agreement.

         14.52 FURTHER ASSURANCES OF BUYER.

                  14.52.1 From and after the Closing Date, Buyer shall afford to Seller and the Shareholders, and their attorneys, accountants and other representatives, reasonable access, during normal business hours, to such books and records possessed by Buyer relating to the business of Seller as may reasonably be required in connection with the preparation of financial information for any period of time on or prior to the Closing Date. Buyer shall cooperate in all reasonable respects with Shareholders with respect to their former interest in the business and in connection with financial account closing and reporting all claims in litigation asserted by or

                                      38.

against third parties, including, but not limited to, making employees of Buyer reasonably available to assist with, or provide information in connection with financial account closing and reporting and claims in litigation, provided, that Seller or Shareholders reimburse Buyer for its reasonable out-of-pocket expenses (including costs of employees so assisting) in connection therewith.

                  14.52.2 For a period of not less than seven (7) years after the Closing Date, Buyer shall preserve and retain the Buyer's corporate accounting, legal, auditing and other books and records of the business acquired from Seller (including, but not limited to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of the business acquired from Seller prior to the Closing Date); provided, however, that such seven (7) year period shall be extended in the event that any action, suit, proceeding, or investigation has been commenced or is pending or threatened at the termination of such seven (7) year period and such extension shall continue until any such action, suit proceeding, or investigation has been settled through judgment or otherwise or is no longer pending or threatened. Notwithstanding the foregoing, Buyer may discard or destroy any of such books and records prior to the end of such seven (7) year period or period of extension, if applicable, if it gives Seller and the Shareholders at least sixty (60) days prior written notice of its intent to do so and Seller and Shareholders have not taken possession of such books and records, at its expense, within such sixty (60) day period.

                  14.52.3 Nothing in SECTION 14.21 shall relieve Seller and the Shareholders of the obligations to indemnify Buyer and DCRI pursuant to the terms of this Agreement.

         14.53 LIQUIDATED DAMAGES. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that Seller and the Shareholders shall forfeit the right to receive any portion of the unpaid Installment Payments (as herein defined) if there has been a final determination by arbitrator(s) involved that (a) Wesley or Connolly have violated the nonsolicitation or noncompetition provisions of this Agreement, and (b) such noncompetition provisions of this Agreement were in effect at the time of such violation.

         14.54 ARBITRATION. If Seller or the Shareholders dispute the amount of any payment to be made to Seller or the Shareholders by Buyer, Seller or the Shareholders must give Buyer and DCRI written notice thereof, within sixty
(60) days of the due date of the amount payable, specifying the reasons for the dispute and verifying the dollar amount involved with respect to each dispute and the amount which Seller or the Shareholders deem to be payable. If such dispute is not resolved by negotiation within thirty (30) days from the date of receipt of such notice by Buyer and DCRI, the dispute shall be referred to a firm of independent certified public accountants jointly selected by the Shareholders and DCRI and whose decision shall be rendered promptly and shall be binding on all parties. The costs of the jointly selected independent accounting firm shall be borne by Seller and Buyer in the manner determined by the arbitrator(s) involved. In the event that the Seller/Shareholders and Buyer are unable to agree upon an

                                      39.

independent firm of accountants, the parties agree to use an accounting firm selected by the outside accounting firm of both the Shareholders and Buyer as the accounting firm to resolve the dispute(s) involved.

         Any other controversy between the parties to this Agreement involving the construction of application of any of the terms, covenants, or conditions of this Agreement shall be submitted to arbitration, if either party to this Agreement shall request arbitration by notice in writing to the other party. In such event, the dispute involved shall be submitted to arbitration before a single arbitrator administered by the American Arbitration Association, and its national rules applicable to the resolution of the type of matters in dispute, and the judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party to the arbitration proceedings shall bear his or its own expenses, except that the expenses of the arbitrators shall be borne by the Shareholders and/or the Buyer as determined by the arbitrator(s) involved.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto this _________ day of March, 2000.

                              BUYER:

                              DIVERSIFIED CORPORATE
                               RESOURCES, INC.



                              By:
                                      --------------------------------------
                                        M. Ted Dillard, President


                              DATATEK CONSULTING GROUP CORPORATION



                              By:
                                      --------------------------------------
                                        M. Ted Dillard, Secretary


                              SELLER:

                              DATATEK CORPORATION

                                      40.

                               By:
                                      --------------------------------------
                                        Julia L. Wesley, President


                               SHAREHOLDERS:



                               By:
                                      --------------------------------------
                                        Julia L. Wesley, President


                               By:
                                      --------------------------------------
                                        Michael P. Connolly














                                      41.